April 3, 2008

TO: All Stockholders

(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

FHLBNY Files 2007 Form 10-K

I am pleased to report that the Federal Home Loan Bank of New York filed our 2007 Form 10-K with the Securities and Exchange Commission on March 28, 2008. This annual report provides a comprehensive overview of the FHLBNY’s business and financial condition.

The Home Loan Bank’s 2007 Form 10-K is available at the “EDGAR” portion of the SEC’s website at http://www.sec.gov/edgar.shtml.

We achieved solid financial results for our 291 community member lenders in a time of challenge. The average rate for dividends paid on the basis of stock ownership in 2007 was 7.86 percent, and the total cash dividend paid for these four quarters was approximately $309 million, compared with approximately $230 million for 2006. For the year, the Bank earned $323.1 million, up from the $285.2 million of earnings for 2006.

Retained earnings at year-end 2007 were $418.3 million compared to $368.7 million at the end of 2006. As of December 31, 2007, management determined that the amount of retained earnings necessary to meet the requirements of the Home Loan Bank’s Retained Earnings and Dividend Policy based on the risk profile of the balance sheet was $159.2 million.

Total assets increased 34.3 percent to $109.7 billion at December 31, 2007, from $81.7 billion at year-end 2006. Advances, at carrying value, were up to $82.1 billion, compared with $59 billion at year-end 2006, and represented 74.8 percent of total assets. Investments and short-term money-market instruments increased 23.8 percent to $25.4 billion, compared with $20.5 billion at year-end 2006. Mortgages acquired through our Mortgage Partnership Finance® Program were approximately the same at the end of 2007 — $1.5 billion — as compared to year-end 2006.

As a percent of total assets, capital decreased to 4.33 percent on December 31, 2007, as compared with 4.79 percent at year-end 2006.

For the month of February 2008, average advances, at par, were $79.9 billion. We ended February at $79.7 billion compared to $80.4 billion at the end of January 2008.

FHLB to Host Connections Forum with Lewis Ranieri

If you haven’t already, you will shortly receive an invitation to attend an April 22, 2008, Federal Home Loan Bank Connection Forum: “Making Profitable Connections for Asset Growth.” The featured speaker will be Lewis Ranieri, Chairman of the Board of Root Markets, Inc., and a founder of the securitized mortgage market. Mr. Ranieri is an expert and innovator in both the mortgage and capital markets. The Forum will begin at 4:00 p.m. and will be held at Club 101, 101 Park Avenue, New York.

Please mark your calendar for this event. If you have any questions, please call Candice Soldano at 212-441-6773.

Federal Home Loan Bank of New York Board of Directors
Selects Thomas M. O’Brien to Fill Vacant New York Seat

The Home Loan Bank Board of Directors has selected Thomas M. O’Brien, President and Chief Executive Officer of State Bank of Long Island, Jericho, New York, to fill the unexpired term of former Director Carl A. Florio ending December 31, 2008. We welcome Mr. O’Brien to the Board and look forward to benefitting from his many years of expertise and experience in the financial services sector.

In Washington

FHFB Authorizes Temporary Increase on Purchase of Fannie Mae and Freddie Mac MBS

On March 23, 2008, the Federal Housing Finance Board (FHFB) authorized the FHLBanks to increase the purchase of Fannie Mae and Freddie Mac securities. The limit on the FHLBanks’ investment authority would increase from 300% of capital to 600% of capital for two years (until March 31, 2010). This FHFB action requires an FHLBank to notify the FHFB prior to the first acquisition under the expanded authority. This notification must include a description of the risk management principles underlying the proposed purchase. We have not been able to reach 3 times capital as a result of market conditions. I do not anticipate that we will be applying for an increase in the very near future.

The Home Loan Bank of New York has a portfolio that was at 2 times capital as of December 31, 2007. We are, and have been, in the market purchasing agency MBS that meet our risk/ reward profile. And I would like to underscore that we are an “advances bank” and that we will not take on so many investments that we are unable to provide advances to our members or control the attendant risks.

The Home Loan Bank team wants to thank our members for your use of our products and services to expand the availability of mortgage credit, to compete effectively in your market, and to promote strong communities.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.